Exhibit 4.2

MULTICURRENCY REVOLVING CREDIT AND GUARANTEE

FACILITY AGREEMENT

US$1,000,000,000

FACILITY AGREEMENT

DATED 10 AUGUST 2010

with

ACERGY TREASURY LIMITED

as the Company

with

ACERGY S.A., ACERGY SHIPPING LIMITED and CLASS 3 SHIPPING LIMITED

as Guarantors

arranged by

ING BANK N.V.

and

DNB NOR BANK ASA

with

ING BANK N.V.

acting as Agent

with

NORDEA BANK FINLAND PLC

acting as Issuing Bank

THIS AGREEMENT is dated 10 August 2010 and made

BETWEEN:

(1)	ACERGY TREASURY LIMITED (registered in England and Wales with number 00974791 with its registered office at 200 Hammersmith Road, Hammersmith, London, W6 7DL) (the Company);

(2)

ACERGY S.A. a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg with its registered office at 412F, Route d’Esch, L-2086 Luxembourg and registered with the Luxembourg trade and companies register under number B.43172 (the Parent);

(3)	THE COMPANIES listed in Part 1 of Schedule 1 (The Original Parties) under the heading “Original Borrowers” as original borrowers (the Original Borrowers);

(4)	THE COMPANIES listed in Part 1 of Schedule 1 (The Original Parties) under the heading “Original Guarantors” as original guarantors (the Original Guarantors);

(5)	DNB NOR BANK ASA and ING BANK N.V. as arrangers (the Arrangers);

(6)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 as banks (the Original Banks);

(7)	ING BANK N.V. as agent of the other Finance Parties (the Agent); and

(8)	NORDEA BANK FINLAND PLC, LONDON BRANCH as issuing bank (the Issuing Bank).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or the equivalent or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent or, if the Agent is an Impaired Agent, the Majority Banks and, in each case, the Issuing Bank.

Accession Letter means an accession letter, substantially in the form of Schedule 8 (Form of Accession Letter), with such amendments as the Agent and the Parent may agree.

Additional Borrower means a company which becomes a Borrower in accordance with Clause 27.2 (Additional Borrowers).

Additional Cost Rate has the meaning given to is in Schedule 4 (Mandatory Cost Formulae).

Additional Guarantor means a company which becomes a Guarantor in accordance with Clause 27.4 (Additional Guarantors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Applicable Accounting Principles means those accounting principles, standards, practices and policies applied in the preparation of the audited consolidated accounts of the Parent for each financial year ending on 30 November.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including the date falling one month before the Termination Date.

Available Commitment means a Bank’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than that Bank’s participation in any Utilisations that are due to be repaid or prepaid (excluding for these purposes any repayment or prepayment by way of provision of cash cover) on or before the proposed Utilisation Date.

Available Facility means the aggregate for the time being of each Bank’s Available Commitment.

Bank means:

(a)	any Original Bank; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Banks),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Base Currency means United States Dollars.

Base Currency Amount means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency on the basis of the relevant closing exchange rate published on the FXC page on the Bloomberg screen (or any related link) on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) and, in the case of a Guarantee, as adjusted under Clause 6.7 (Revaluation of Guarantees).

Borrower means an Original Borrower or an Additional Borrower.

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Margin and any Mandatory Cost) which a Bank should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or

Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Bank would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, London and Oslo and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) in the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

Commitment means:

(a)

in relation to an Original Bank, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Bank, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

CTA means the Corporation Tax Act 2009.

Default means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period and/or the giving of notice) be an Event of Default.

Defaulting Lender means any Bank:

(a)

which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Banks’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Bank is disputing in good faith whether it is contractually obliged to make the payment in question.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of an Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(a)	the protection of health and safety;

(b)	the environment; or

(c)	any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance.

Environmental Permit means any authorisation required by an Environmental Law.

EURIBOR means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

Event of Default means any event or circumstance specified as such in Clause 25 (Events of Default).

Existing Facilities means:

(a)	the US$400,000,000 multicurrency revolving credit and guarantee facility agreement dated 8 November 2004 (as amended and restated on 10 August 2006); and

(b)	the US$200,000,000 multicurrency guarantee facility agreement dated 26 February 2008.

Expiry Date means, for a Guarantee, the last day of its Term.

Facility means the revolving loan and guarantee facility made available under this Agreement as described in Clause 2 (The Facility).

Facility Office means the office or offices notified by a Bank to the Agent in writing on or before the date it becomes a Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fee Letter means any letter or letters dated on or about the date of this Agreement between the Arrangers, Agent or Issuing Bank and the Parent or the Company setting out any of the fees referred to in Clause 14 (Fees).

Finance Document means this Agreement, any Accession Letter, any Fee Letter, the Side Letter and the Account Security Agreement (each as defined in Clause 24.16 (Conditions subsequent)) and any other document designated as such by the Agent and the Parent.

Finance Party means the Agent, the Arrangers, the Issuing Bank or a Bank.

Financial Guarantee has the meaning given to that term in Clause 3.1(b) (Purpose).

Financial Guarantee Fee, in relation to a Financial Guarantee, has the meaning given to that term in (and as adjusted in accordance with) Clause 11.3 (Margin and Guarantee Fee adjustments).

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution which constitutes or is issued in respect of any of the items referred to elsewhere in this definition; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

GAAP means generally accepted accounting principles in the jurisdiction of incorporation of the relevant Obligor, including IFRS.

Group means the Parent and all its Subsidiaries from time to time.

Guarantee means a guarantee in a form requested by a Borrower (being either a Financial Guarantee, a Performance Guarantee or the Undertaking to Pay) and in the form agreed by the Issuing Bank and, if the amount of the guarantee exceeds US$10,000,000 (or its equivalent), also agreed by the Agent acting on the instructions of the Majority Banks and the Issuing Bank and in each case setting out the information required pursuant to Clause 6.2 (Completion of a Utilisation Request for Guarantees).

Guarantee Fee means a Financial Guarantee Fee or a Performance Guarantee Fee.

Guarantee Period means each successive period of three months ending on 28 February, 31 May, 31 August and 30 November in each year, (or such shorter period as shall start on the date of issue of the relevant Guarantee until the first to occur of the above dates, or shall end on the Expiry Date for that Guarantee).

Guarantee Proportion means, in relation to a Bank in respect of any Guarantee, the proportion (expressed as a percentage) borne by that Bank’s Available Commitment to the Available Facility immediately prior to the issue of that Guarantee, adjusted to reflect any assignment or transfer under this Agreement to or by that Bank.

Guarantor means an Original Guarantor or an Additional Guarantor.

Historical Security means the released security granted by Acergy Shipping Limited or, as the case may be, Class 3 Shipping Limited as set out in Schedule 9 (Historical Security) which remains registered with any applicable registry.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Interest Period means:

(a)	in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods); and

(b)	in relation to an Unpaid Sum, each period determined in accordance with Clause 11.4 (Default interest).

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)

(if the Agent is also a Bank) it is a defaulting Bank under paragraph (a) or (b) of the definition of Defaulting Lender and, in the case of the events or circumstances referred to in paragraph (a) of the definition of Defaulting Lender, none of the exceptions apply to that paragraph; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Issue Date means the date on which a Guarantee is to be issued.

Joint Venture means an entity of which a person does not have direct or indirect control or owns directly or indirectly less than or equal to 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

For the avoidance of doubt, SapuraAcergy Sdn Bhd, SapuraAcergy Assets Pte Ltd, Global Oceon Engineers Nigeria Limited, NKT Flexibles I/S and the Seaway Heavy Lifting group of companies are Joint Ventures.

LIBOR means, in relation to any Loan (other than a Loan denominated in euro):

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Luxembourg means the Grand Duchy of Luxembourg.

Majority Banks means:

(a)

if there are no Utilisations then outstanding, a Bank or Banks whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Guarantees then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Bank or Banks whose participations in the Utilisations then outstanding aggregate more than 66 2/3% of all the Utilisations then outstanding.

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

Margin has the meaning given to that term in (and as adjusted in accordance with) Clause 11.3 (Margin and Guarantee Fee adjustments).

Material Adverse Effect means a material adverse effect on:

(a)	the ability of the Group (as a whole) or of any Obligor to perform their obligations under the Finance Documents; or

(b)	the validity or enforceability of the Finance Documents (or any of them) or the rights or remedies of any beneficiary under the Finance Documents (or any of them).

Material Subsidiary means:

(a)

a Subsidiary of the Parent whose total operating profit, gross assets or turnover (ignoring, in each case, any operating profit, gross assets or turnover which that Subsidiary derives from any other member of the Group) for the period to which its latest audited financial statements relate accounts for 5 per cent. or more of the consolidated total operating profit, consolidated gross assets or consolidated turnover of the Group (all as calculated by reference to the latest audited consolidated financial statements of the Group);

(b)	any direct or indirect Holding Company of a Subsidiary (other than the Parent) referred to in paragraph (a) above; and

(c)

a Subsidiary of the Parent to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary.

For the purposes of this definition:

(i)

if a Subsidiary becomes a Material Subsidiary under paragraph (c) above, the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (a) and (b) above, cease to be a Material Subsidiary; and

(ii)

if a Subsidiary is acquired by the Parent after the end of the financial period to which the latest audited consolidated financial statements of the Group relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements (consolidated if appropriate) until audited consolidated financial statements of the Group for the financial period in which the acquisition is made have been prepared.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Notional JV Company means, in each case until such time as it becomes a Joint Venture:

(a)	Sonacergy - Services E Construcoes Petroliferas;

(b)	Sonamet Industrial S.A.; and

(c)	Acergy Havila Limited.

Obligor means a Borrower or a Guarantor.

Optional Currency means Australian Dollars, Canadian Dollars, euro, Danish Kroner, Sterling or Norwegian Kroner and, in respect of a Guarantee only, Brazilian Reals or a currency which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

Original Financial Statements means:

(a)	in relation to the Parent, the audited consolidated financial statements of the Group for the financial year ended 30 November 2009; and

(b)	in relation to any other Borrower, its audited financial statements for its financial year ended 30 November 2009.

Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Party means a party to this Agreement.

Performance Guarantee has the meaning given to that term in Clause 3.1(b) (Purpose).

Performance Guarantee Fee, in relation to a Performance Guarantee, has the meaning given to that term in (and as adjusted in accordance with) Clause 11.3 (Margin and Guarantee Fee adjustments).

Permitted Reorganisation means a reorganisation (including by way of a merger) on a solvent basis of the Parent where either:

(a)	all of the business, assets or shares of the Parent are distributed to another member of the Group which is an Obligor; or

(b)	a new topco is incorporated as a direct Holding Company of the Parent (Topco) and Topco accedes as an Obligor; or

(c)	the Parent merges with a newly incorporated company and the surviving entity accedes as an Obligor,

provided that, in each case:

(i)	the relevant surviving entity or Topco (as applicable) is incorporated in a jurisdiction approved by all of the Banks;

(ii)

the relevant surviving entity or Topco (as applicable) accedes as a Guarantor and assumes all obligations of the Parent to the extent that the Parent has ceased to exist following the Permitted Reorganisation;

(iii)

the relevant surviving entity or Topco (as applicable) is listed on the Oslo Stock Exchange or any stock exchange on the FSA Register of recognised and designated investment exchanges or any other stock exchange acceptable to the Agent; and

(iv)

the Agent has received constitutional documents, corporate authorisations, specimen signatures, an officer’s certificate and a satisfactory legal opinion in respect of the relevant surviving entity or Topco (as the case may be) as it may reasonably require (all to be in form and substance reasonably satisfactory to the Agent) and any information and evidence which the Agent requires for its compliance with the “know your client” and anti-money laundering procedures.

Project Finance Subsidiary means a Subsidiary of the Parent:

(a)

incorporated for the sole purposes of financing the construction and/or acquisition of an asset, such financing to be provided on a non-recourse basis with financiers only being given access to the relevant financed asset and/or revenues generated by that asset without recourse to any other member of the Group; and

(b)	which incurs no other Financial Indebtedness.

Qualifying Bank has the meaning given to it in Clause 15 (Tax Gross Up and Indemnities).

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reference Banks means DnB NOR Bank ASA, ING Bank N.V. and Nordea Bank Finland plc or such other banks as may be appointed by the Agent with the consent of the Parent (such consent not to be unreasonably withheld or delayed).

Related Fund means, in relation to a fund (the first fund), a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Interbank Market means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

Renewal Request means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Guarantee) in substantially the form of a Utilisation Request.

Repeating Representations means each of the representations set out in Clauses 21.1 (Status) to 21.6 (Governing law and enforcement), 21.9 (No default), 21.10(a) and (b) (Financial statements) and 21.12 (Environmental compliance) and 21.13 (No proceedings pending or threatened).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Rollover Loan means one or more Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Loan is due to be repaid; or

(ii)	a Borrower is obliged to pay to the Agent for the Issuing Bank the amount of any claim under a Guarantee;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing a maturing Loan; or

(ii)	satisfying the obligations of that Borrower to pay the amount of any claim under a Guarantee.

Screen Rate means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

for the relevant Currency and Interest Period displayed on the appropriate page of the Reuters screen. If the agreed page if replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Banks.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Specified Time means a time determined in accordance with Schedule 7 (Timetable).

Subsidiary means an entity (other than any Notional JV Company or Joint Venture) of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

TARGET 2 means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET 2 is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Term means each period for which the Issuing Bank may be under a liability under a Guarantee.

Termination Date means the fifth anniversary of the date of this Agreement.

Total Commitments means the aggregate of the Commitments, being US$1,000,000,000 at the date of this Agreement.

Total Revolving Credit Limit means, at any time, an amount equal to 50% of the Total Commitments which are uncancelled at that time.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Policy means the hedging policy of the Parent as approved by its Chief Executive Officer.

UK means the United Kingdom.

Undertaking to Pay means the Guarantee dated on or about the date of this Agreement and given by the Issuing Bank in favour of DnB NOR Bank ASA as issuing bank under the Existing Facilities.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Utilisation means a Loan or a Guarantee.

Utilisation Date means the date of a Utilisation being that date on which a Loan is to be made or a Guarantee to be issued.

Utilisation Request means:

(a)	for a Loan, a notice substantially in the form set out in Part 1 of Schedule 3 (Utilisation Request); and

(b)	for a Guarantee, a notice substantially in the form set out in Part 2 of Schedule 3 (Utilisation Request).

VAT means value added tax as provided for in the Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax as implemented in the UK by the Value Added Tax Act 1994 and in Luxembourg by the law of 12 February 1979 on value added tax, as amended, and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the Agent, the Issuing Bank, any Arranger, any Finance Party, any Bank, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)

a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	an amount borrowed includes any amount utilised by way of Guarantee;

(viii)	a Utilisation made or to be made to a Borrower includes a Guarantee issued on its behalf;

(ix)	a Bank funding its participation in a Utilisation includes a Bank participating in a Guarantee;

(x)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Guarantee;

(xi)	an outstanding amount of a Guarantee at any time is the maximum amount that is or may be payable by a Borrower in respect of that Guarantee at that time;

(xii)	a Borrower repaying or prepaying a Guarantee means:

(A)	that Borrower providing cash cover for that Guarantee;

(B)	the maximum amount payable under the Guarantee being reduced in accordance with its terms; or

(C)	the Issuing Bank being satisfied that it has no further liability under that Guarantee,

and the amount by which a Guarantee is repaid or prepaid under subparagraphs (xii)(A) and (xii)(B) above is the amount of the relevant cash cover or reduction;

(xiii)

a Borrower providing cash cover for a Guarantee means that Borrower paying an amount in the currency of the Guarantee to an interest-bearing account in the name of that Borrower or the Parent and the following conditions are met:

(A)	the account is with the Issuing Bank;

(B)

withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Guarantee in accordance with Clause 7.2(c)(iii) (Fee payable in respect of Guarantees) until no amount is or may be outstanding under that Guarantee; and

(C)	that Borrower has executed a security document, in form and substance satisfactory to the Agent and/or the Issuing Bank creating a first ranking security interest over that account;

(xiv)	a reference to a Guarantor being:

(A)	insolvent means that it is in a state of cessation of payments; and

(B)	bankrupt (état de faillite) means that it is in a state of cessations of payments (cessation de payments) and has lost its commercial creditworthiness (ébranlement de credit);

(xv)	as regards a Luxembourg Guarantor, a reference to:

(A)

a winding-up, administration or dissolution includes a Guarantor being declared in a situation of, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation voluntaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action pauliana), general settlement with creditors (concordat après faillite), reorganisation or similar laws affecting the rights of creditors generally; and

(B)	an administrator, receiver, administrative receiver or the like includes, without limitation, a juge-délégué, commissaire, juge-commissaire, liquidateur or curateur;

(xvi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xvii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

1.3	Third Party Rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Banks make available to the Borrowers a multicurrency revolving credit and guarantee facility in an aggregate amount equal to the Total Commitments.

2.2	Guarantees

The Facility includes an option for the Borrowers to request that the Issuing Bank issues Guarantees counter-indemnified by the Banks in an aggregate amount, subject to Clause 2.3 (Facility Limit), equal to the Total Commitments.

2.3	Facility Limit

(a)	The aggregate amount of all outstanding Utilisations shall not at any time exceed the Total Commitments; and

(b)	the aggregate amount of all outstanding Loans and Financial Guarantees shall not at any time exceed the applicable Total Revolving Credit Limit.

2.4	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	Each Loan shall be applied towards the general corporate purposes and operations of the Group including the financing of vessels and the refinancing of the Existing Facilities of the Group.

(b)	Each Guarantee shall be issued to support:

(i)	contract performance obligations and other operating requirements of the Group (but which are not guarantees to support Financial Indebtedness) (a Performance Guarantee); and/or

(ii)	Financial Indebtedness (a Financial Guarantee).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify each Borrower and the Banks promptly upon being so satisfied.

4.2	Further conditions precedent

The Banks will only be obliged to comply with Clause 5.4 (Bank’s Participation) or Clause 6.5 (Issue of Guarantees) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loans or a Renewal Request, no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	No Borrower may deliver a Utilisation Request in respect of a Loan if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

(b)	Any Loan made by a single Bank under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.3.

4.4	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to a Utilisation if:

(a)

it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the date which is three Business Days before the Issue Date for that Utilisation or, if later, on the date the Agent receives the Utilisation Request; and

(b)

it has been approved by the Agent (having obtained the consent of all of the Banks, such consent not to be unreasonably withheld) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request for Loans

A Borrower may borrow a Loan by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies that it is for a Loan;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 12 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of US$5,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is an Optional Currency, the minimum amount equivalent to US$5,000,000 in that Optional Currency or, if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Banks’ participation

(a)	If the conditions set out in this Agreement have been met, each Bank shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Bank’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	No Bank is obliged to participate in a Loan or Financial Guarantee if, as a result:

(i)	its share in the Utilisations would exceed its Commitment;

(ii)	the Loans and the aggregate amount of Financial Guarantees would exceed the Total Revolving Credit Limit; or

(iii)	the Utilisations would exceed the Total Commitments.

(d)

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Bank of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	UTILISATION – GUARANTEES

6.1	Delivery of a Utilisation Request for Guarantees

(a)

A Borrower may request a Guarantee to be issued by delivery to the Agent and the Issuing Bank of a duly completed Utilisation Request not later than the Specified Time save for a duly completed Utilisation Request in respect of the Undertaking to Pay which may be delivered to the Agent and the Issuing Bank on or before the Utilisation Date.

(b)	Clause 5 (Utilisation – Loans) does not apply to a Utilisation Request for a Guarantee.

6.2	Completion of a Utilisation Request for Guarantees

Each Utilisation Request for a Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Guarantee and it specifies whether it is a Financial Guarantee or a Performance Guarantee;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period;

(c)	the currency and amount of the Guarantee comply with Clause 6.3 (Currency and amount);

(d)	the Expiry Date of the Guarantee is a date falling no later than the date falling 78 months after the Issue Date of such Guarantee;

(e)	the delivery instructions for the Guarantee are specified;

(f)

the form of the Guarantee has been approved by the Issuing Bank and if the amount of the Guarantee exceeds US$10,000,000 (or its equivalent, as determined by the Agent in accordance with Clause 8 (Optional Currencies)), the form of that Guarantee has also been approved by the Agent acting on the instructions of the Majority Banks; and

(g)	the final form of Guarantee is attached to the Utilisation Request.

6.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Guarantee must be an amount whose Base Currency Amount is not more than the Available Facility.

6.4	Form of Guarantee

The form of Guarantee to be attached to a Utilisation Request must be provided by the relevant Borrower to the Issuing Bank in a form agreed between that Borrower and the relevant beneficiary and the Issuing Bank no later than the Specified Time, and provided that, if the amount of the Guarantee exceeds US$10,000,000 (or its equivalent), the form of that Guarantee has also been approved by the Agent acting on the instructions of the Majority Banks and the Issuing Bank.

6.5	Issue of Guarantees

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Guarantee on the Issue Date.

(b)	No Bank is obliged to participate in a Guarantee if, as a result:

(i)	its share in the Utilisations would exceed its Commitment;

(ii)	the Loans and the aggregate amount of Financial Guarantees would exceed the Total Revolving Credit Limit; or

(iii)	the Utilisations would exceed the Total Commitments.

(c)

The amount of each Bank’s participation in each Guarantee will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Guarantee. In determining the amount of the Available Facility and a Bank’s Guarantee Proportion of a proposed Guarantee for the purposes of this Agreement the Available Commitment of a Bank will be calculated ignoring any cash cover provided for any outstanding Guarantee.

(d)

The Agent shall determine the Base Currency Amount of each Guarantee which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Bank of the details of the requested Guarantee and its participation in that Guarantee by the Specified Time.

6.6	Renewal of a Guarantee

(a)	A Borrower may request any Guarantee issued on its behalf be renewed by delivery to the Agent and the Issuing Bank of a Renewal Request by the Specified Time.

(b)

The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Guarantee except that the conditions set out in Clause 6.2(f) (Completion of a Utilisation Request for Guarantees) shall not apply.

(c)	The terms of each renewed Guarantee shall be the same as those of the relevant Guarantee immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Guarantee immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Guarantee immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Guarantee pursuant to a Renewal Request.

6.7	Revaluation of Guarantees

(a)

If any Guarantee is denominated in an Optional Currency, the Agent shall at three monthly intervals falling on 28 February, 31 May, 31 August and 30 November of each year recalculate the Base Currency Amount of that Guarantee by notionally converting into the Base Currency the outstanding amount of that Guarantee on the basis of the relevant closing exchange rate published on the FXC page on the Bloomberg screen (or any related link) on the date of calculation.

(b)

Each Borrower shall, if requested by the Agent within three Business Days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

6.8	Cash cover for Guarantees

(a)

Unless the Parent procures delivery by no later than the date falling one month before the Termination Date (the Cash Cover Determination Date) of a refinancing plan in respect of any Guarantees which have not expired or been cancelled on or prior to the Cash Cover Determination Date which is acceptable to all the Banks (acting reasonably and in good faith), each Borrower (or an Obligor on behalf of a Borrower) shall provide either:

(i)

cash cover in an amount equal to all amounts outstanding under each Guarantee issued at the request of that Borrower which has not expired or been cancelled on or prior to the Cash Cover Determination Date; or

(ii)	such other security as is acceptable to all the Banks (acting reasonably and in good faith).

(b)

Any cash cover shall be provided in the same currency as the currency of the Guarantee for which cash cover is provided and deposited either with the Issuing Bank, or, in the case of a Guarantee in Brazilian Reals, with a branch or affiliate or correspondent bank of the Issuing Bank in Brazil.

(c)	If at any time after the Termination Date a Guarantee for which cash cover has been provided is cancelled, the relevant amount of cash cover shall be released promptly to the relevant Borrower.

(d)

For the purpose of this clause cancelled shall mean, at any time, that the Issuing Bank is satisfied that it is under no obligation or liability (whether actual or contingent) to make any payment under the relevant Guarantee.

7.	GUARANTEES

7.1	Immediately payable

If a Guarantee or any amount outstanding under a Guarantee becomes immediately payable under this Agreement, the relevant Borrower shall repay or prepay that amount immediately.

7.2	Fee payable in respect of Guarantees

(a)

Subject to paragraph (c)(ii) below, each Borrower shall pay to the Agent (for the account of each Bank) a Guarantee Fee computed in accordance with Clause 11.3 (Margin and Guarantee Fee adjustments) on the outstanding amount of each Guarantee requested by it for the period from the issue of that Guarantee until its Expiry Date. This fee shall be distributed according to each Bank’s Guarantee Proportion of that Guarantee.

(b)

The accrued Guarantee Fee on a Guarantee shall be payable in the Base Currency on the last day of each Guarantee Period. The Guarantee Fee payable in respect of a Financial Guarantee shall be the Financial Guarantee Fee. The Guarantee Fee payable in respect of a Performance Guarantee shall be the Performance Guarantee Fee.

(c)	If a Borrower cash covers any part of a Guarantee then:

(i)	the fronting fee payable to the Issuing Bank shall cease to be payable in respect of the relevant part of the Guarantee;

(ii)	the Guarantee Fee payable in respect of the portion of that Guarantee that has been cash covered shall be payable for the account of the Issuing Bank; and

(iii)	that Borrower will be entitled to withdraw the interest accrued on the cash cover to pay Guarantee Fees.

7.3	Claims under a Guarantee

(a)

Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Guarantee requested by it and which appears on its face to be in order (a claim).

(b)

Each Borrower shall, within three Business Days of the date on which the claim is due to be paid by the Issuing Bank, pay to the Agent for the Issuing Bank an amount equal to the amount of any claim under a Guarantee.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of each Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.4	Indemnities

(a)

Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Guarantee requested by that Borrower.

(b)

Each Bank shall (according to its Guarantee Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Guarantee (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document) except to the extent that cash cover has been provided by an Obligor in respect of a Guarantee in accordance with the terms of this Agreement or to the extent that a back-to-back indemnity or counter-guarantee (in each case, on such terms as have been approved by the Issuing Bank) has been provided in a respect of a Guarantee.

(c)

If any Bank is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Bank will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Guarantee is issued (or if later, on the date the Bank’s participation in the Guarantee is transferred or assigned to the Bank in accordance with the terms of this Agreement), an undivided interest and participation in the Guarantee in an amount equal to its Guarantee Proportion of that Guarantee. On receipt of demand from the Agent, that Bank shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its Guarantee Proportion of the amount demanded.

(d)	Each Borrower shall immediately on demand reimburse any Bank for any payment it makes to the Issuing Bank under this Clause 7.4 (Indemnities) in respect of a Guarantee which it requested.

(e)

The obligations of each Bank under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Bank in respect of any Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(f)

The obligations of any Bank under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Guarantee or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Guarantee or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Guarantee or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Guarantee or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.5	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under Clause 7 (Guarantees).

8.	OPTIONAL CURRENCIES

8.1	Selection of currency

Each Borrower shall select the currency of a Utilisation in its Utilisation Request.

8.2	Unavailability of a currency

(a)	If before the Specified Time on any Quotation Day:

(i)	a Bank notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(ii)	a Bank notifies the Agent that compliance with its obligation to participate in a Utilisation in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Bank that gives notice pursuant to this Clause 8.2 will be required to participate in the Utilisation in the Base Currency (in an amount equal to that Bank’s proportion of the Base Currency Amount or, in respect of a Rollover Loan or Renewal Request an amount equal to that Bank’s proportion of the Base Currency Amount of the maturing Loan or Guarantee that is due to be made) and its participation will be treated as a separate Utilisation denominated in the Base Currency during that Interest Period or Guarantee Period as applicable.

(b)

If, following a claim under Clause 7.4(b) (Indemnities), a Bank is unable to indemnify the Issuing Bank in the relevant Optional Currency, that Bank may discharge its obligation to indemnify the Issuing Bank in the Base Currency (provided that the rate of exchange is approved by the Issuing Bank (acting reasonably)).

8.3	Participation in a Utilisation

(a)	Each Bank’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Bank’s participation).

(b)	Each Bank’s participation in a Guarantee will be determined in accordance with paragraphs (b) and (c) of Clause 6.5 (Issue of Guarantees).

9.	REPAYMENT

(a)	Each Borrower shall repay each Loan borrowed by that Borrower on the last day of its Interest Period. Each Borrower shall repay each Guarantee on the Termination Date.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailiability of a currency)); and

(iii)	for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

I.	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

II.

each Bank’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Bank’s participation (if any) in the maturing Loan and that Bank will not be required to make its participation in the new Loans available in cash; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

I.	the relevant Borrower will not be required to make any payment in cash; and

II.

each Bank will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Bank’s participation (if any) in the maturing Loan and the remainder of that Bank’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Bank’s participation in the maturing Loan.

(c)

If a Guarantee or any amount outstanding under a Guarantee becomes immediately payable under the Facility Agreement, the Borrower which requested that Guarantee shall repay or prepay that amount immediately.

10.	PREPAYMENT AND CANCELLATION

10.1	Illegality

(a)	If it becomes unlawful in any applicable jurisdiction for a Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(i)	that Bank shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Parent, the Commitment of that Bank will be immediately cancelled; and

(iii)

each Borrower shall repay that Bank’s participation in the Utilisations made to that Borrower on the last day of the Interest Period or, in the case of a Guarantee, Guarantee Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

(b)

If it becomes unlawful for the Issuing Bank to issue a Guarantee, the Issuing Bank shall promptly notify the Agent upon becoming aware of that event, and upon the Agent notifying the Parent, the Facility shall cease to be available for the issue of Guarantees.

10.2	Change of control

(a)	If a Change of Control occurs (other than a Permitted Reorganisation):

(i)	the Parent shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Bank shall not be obliged to fund a Utilisation (except for a Rollover Loan or a Renewal Request);

(iii)

if a Bank so requires and notifies the Agent within 30 days of the Parent notifying the Agent of the event, the Agent shall, by not less than 30 days notice to the Parent, cancel the Commitment of that Bank and declare the participation of that Bank in all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Bank will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	A Change of Control shall occur if:

(i)	any person or group of persons acting in concert owns more than half the issued share capital, or gains control, of the Parent; or

(ii)	the Parent ceases to own, directly or indirectly, more than half the issued share capital of, or ceases to control, any other Obligor.

(c)	For the purpose of paragraph (b) above control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(d)

Acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

10.3	Voluntary cancellation

The Parent may, if it gives the Agent not less than five Business Days’ prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000 (or its equivalent)) of the Available Facility. Any cancellation under this Clause 10.3 shall reduce the Commitments of the Banks rateably.

10.4	Voluntary Prepayment of Loans

A Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Banks may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of US$10,000,000 (or its equivalent)).

10.5	Right of repayment and cancellation in relation to a single Bank

(a)	If:

(i)	any sum payable to any Bank by a Borrower is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up); or

(ii)	any Bank claims indemnification from a Borrower under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs),

that Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Bank and its intention to procure the repayment of that Bank’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Bank shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after a Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by that Borrower in that notice), the relevant Borrower shall repay that Bank’s participation in that outstanding Loan.

10.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to either the Parent or the affected Bank, as appropriate.

10.7	Right of cancellation in relation to a Defaulting Lender

(a)

If any Bank becomes a Defaulting Lender, the Parent may, at any time whilst the Bank continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of each Available Commitment of that Bank.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Banks.

10.8	Subsea 7 - Voluntary prepayment of Guarantees

If the Majority Banks do not approve the acquisition of Subsea 7 pursuant to clause 24.4(b) (Subsea 7 Acquisition), a Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Banks may agree) prior notice, but is not obliged to, prepay any outstanding Guarantees, provided that all Loans are simultaneously prepaid in full and all Commitments are simultaneously cancelled in full.

11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

11.2	Payment of interest

The Borrowers shall pay accrued interest on a Loan which has been drawn on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

11.3	Margin and Guarantee Fee adjustments

(a)	In this Subclause:

Consolidated Net Borrowings, Adjusted Consolidated EBITDA and Relevant Date have the meanings given to them in Clause 23 (Financial Covenants).

(b)

Subject to the other provisions of this Subclause, each of the Margin, the Financial Guarantee Fee and the Performance Guarantee Fee will be calculated by reference to the table below and the information set out in the relevant Compliance Certificate:

Ratio of Consolidated Net Borrowings to Adjusted EBITDA	Margin (per cent. per annum)	Financial Guarantee Fee (per cent. per annum)	Performance Guarantee Fee (per cent. per annum)
Less than or equal to 0.50	1.75%	1.75%	0.875%
Greater than 0.50 but less than or equal to 1.00	2.00%	2.00%	1.00%
Greater than 1.00 but less than or equal to 1.50	2.25%	2.25%	1.125%
Greater than 1.50 but less than or equal to 2.00	2.50%	2.50%	1.25%
Greater than 2.00	2.75%	2.75%	1.375%

(c)	Notwithstanding the above, on and from the date of this Agreement up to and including the first Relevant Date falling after the date of this Agreement:

(i)	the applicable Margin shall be 1.75 per cent. per annum;

(ii)	the applicable Financial Guarantee Fee shall be 1.75 per cent. per annum; and

(iii)	the applicable Performance Guarantee Fee shall be 0.875 per cent. per annum.

(d)

Any change in the Margin, the Financial Guarantee Fee and/or the Performance Guarantee Fee will, subject to paragraph (e) below, apply to each Utilisation, or (if a Loan or Guarantee is outstanding) from the next Relevant Date, after the date of receipt by the Agent of the relevant Compliance Certificate.

(e)	For so long as an Event of Default is outstanding, each of the Margin, the Financial Guarantee Fee and the Performance Guarantee Fee will be the highest rate under paragraph (b) above.

(f)

If a Borrower is in default of its obligation under this Agreement to provide a Compliance Certificate, each of the Margin, the Financial Guarantee Fee and the Performance Guarantee Fee shall continue at its current level until such Compliance Certificate has been provided to the Agent.

If, once delivered, the Compliance Certificate shows that the Margin, the Financial Guarantee Fee and/or the Performance Guarantee Fee should be at a higher level, that Borrower must immediately pay to the Agent any shortfall in the amount which would have been paid to the Banks if the Margin, Financial Guarantee Fee and/or Performance Guarantee Fee (as the case may be) had been calculated at the time the Compliance Certificate should have been delivered.

11.4	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate equal to the aggregate of:

(i)	one per cent. plus the applicable Margin or, in the case of a Guarantee, the applicable Guarantee Fee;

(ii)

the rate quoted by the Agent to leading banks in the London interbank market on the relevant rate fixing day for the offering of deposits in the currency of the overdue amount for successive Interest Periods or, in the case of a Guarantee, successive Guarantee Periods each of a duration selected by the Agent (acting reasonably); and

(iii)	Mandatory Cost, if any.

Any interest accruing under this Clause 11.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period or, in the case of a Guarantee, each Guarantee Period, in each case applicable to that overdue amount but will remain immediately due and payable.

11.5	Notification of rates of interest

The Agent shall promptly notify the Banks and the Borrowers of the determination of a rate of interest under this Agreement.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)

Subject to this Clause 12, a Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between that Borrower and the Agent (acting on the instructions of all of the Banks) provided that no more than three Interest Periods of one month may be selected in any 12 month period.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

12.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

Subject to Clause 13.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption

(a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Bank’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)

the rate notified to the Agent by that Bank as soon as practicable and in any event by close of business on the date falling 2 Business Days after the Quotation Day (or, if earlier, on the date falling 2 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Bank of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Bank’s participation in the Loan.

(b)	In this Agreement Market Disruption Event means:

(i)

at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Bank or Banks (whose participations in a Loan exceed 35% of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

13.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Banks and the Parent, be binding on all Parties.

13.4	Break Costs

(a)

Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the relevant Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Bank shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

14.	FEES

14.1	Commitment fee

(a)	The Parent shall (or shall procure that another Obligor will) pay to the Agent (for the account of each Bank) a fee in the Base Currency computed at the percentage rate per annum equal to:

(i)	40 per cent. of the then applicable Margin on each Bank’s Available Commitment in respect of the Total Revolving Credit Limit only at that time; and

(ii)

40 per cent. of the then applicable Performance Guarantee Fee on the sum of (x) each Bank’s Available Commitment at that time in respect of the Total Commitments less (y) that Bank’s Available Commitment in respect of the Total Revolving Credit Limit at that time.

(b)

The accrued commitment fee is payable on the last day of each successive period of three months ending on 28 February, 31 May, 31 August and 30 November during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Bank’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Bank) on any undrawn, uncancelled amount of any Commitment of that Bank for any day on which that Bank is a Defaulting Lender.

14.2	Agency fee

The Parent shall (or shall procure that another Obligor will) pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a mandate letter dated 11 June 2010 between the Arrangers and the Parent.

14.3	Fronting Fee

The Parent shall (or shall procure that another Obligor will) pay to the Issuing Bank (for its own account) a fronting fee in respect of each Guarantee requested under this Agreement in the amount and at the times agreed in the relevant Fee Letter.

14.4	Upfront Fee

The Parent shall (or shall procure that another Obligor will) pay an upfront fee to the Agent (for the account of each Original Bank) in respect of each Original Bank’s Commitment in the amount and at the times agreed in the relevant Fee Letter.

14.5	Issuing Fee

The Parent shall (or shall procure that another Obligor will) pay the Issuing Bank a fee of US$1,500 in respect of each Guarantee requested by it on the Issue Date of that Guarantee and on the date of renewal of any Guarantee.

15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions

(a)	In this Agreement:

ITA 2007 means the Income Tax Act 2007.

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Bank means a Bank (other than a Bank within subparagraph (b) below) which is beneficially entitled to interest payable to that Bank in respect of an advance under a Finance Document and is:

(a)	a Bank:

(i)	which is a bank (as defined for the purpose of section 879 of the ITA 2007) making an advance under a Finance Document; or

(ii)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA 2007) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	a Bank which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and is required to bring into account in computing its chargeable profits within the meaning of section 19 of the CTA the whole of any share of interest payable to it under this Agreement which is attributable to it by reason of Part 17 of the CTA;

(iii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and is required to bring into account interest payable in respect of that advance in computing the chargeable profits within the meaning of section 19 of the CTA of that company; or

(c)	a Treaty Bank.

Tax Confirmation means a confirmation by a Bank that the person beneficially entitled to interest payable to that Bank in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the CTA) of that company.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means the amount by which a payment made by an Obligor to a Finance Party is increased under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

Treaty Bank means a Bank which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Bank’s participation in the Facility is effectively connected.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

UK Non-Bank means:

(a)	where a Bank becomes a Party on the day on which this Agreement is entered into, a Bank listed in Part 3 of Schedule 1 (The Original Parties); and

(b)	where a Bank becomes a Party after the day on which this Agreement is entered into, a Bank which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this Clause 15 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Bank. If the Agent receives such notification from a Bank it shall notify the Parent and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

An Obligor is not required to make an increased payment to a Bank under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on the Facility, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Bank without a Tax Deduction if it was a Qualifying Bank, but on that date that Bank is not or has ceased to be a Qualifying Bank other than as a result of any change after the date it became a Bank under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Bank is a Qualifying Bank solely under sub-paragraph (i)(B) of the definition of Qualifying Bank;

(A)

an officer of HM Revenue and Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA 2007 (as that provision has effect on the date on which the relevant Bank became a Party) which relates to that payment and that Bank has received from that Obligor or the Parent a certified copy of that Direction; and

(B)	the payment could have been made to the Bank without any Tax Deduction in the absence of that Direction; or

(iii)

the relevant Bank is a Qualifying Bank solely under sub-paragraph (i)(B) of the definition of Qualifying Bank and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Parent; or

(iv)

the relevant Bank is a Treaty Bank and the Obligor making the payment is able to demonstrate that the payment could have been made to the Bank without the Tax Deduction had that Bank complied with its obligations under paragraph (g) below.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

A Treaty Bank and each Obligor which makes a payment to which that Treaty Bank is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Parent by entering into this Agreement.

(i)	A UK Non-Bank shall promptly notify the Parent and the Agent if there is any change in the position from that set out in the Tax Confirmation.

15.3	Tax indemnity

(a)

The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

(B)

would have been compensated for by an increased payment under Clause 15.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 15.2 (Tax gross-up) applied.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

(e)

Any claim by a Protected Party under this Clause 15.3 shall be made within four months after the later of the date on which the relevant Protected Party first became aware of that Tax and the date on which the consequential loss, liability or cost was incurred by that Protected Party.

15.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to the circumstances giving rise to the Obligor’s obligation to make that Tax Payment, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in no worse position in respect of its Tax liabilities as it would have been in had the Obligor not been required to make the Tax Payment.

15.5	Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.6	Value added tax

(a)

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

16.	INCREASED COSTS

16.1	Increased costs

(a)

Subject to Clause 16.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

16.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount and the basis of calculation (to the extent available) of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)

compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or the negligence of any of them.

(b)	In this Clause 16.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

Each Borrower shall (or the Parent shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower.

17.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.	MITIGATION BY THE BANKS

18.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality), Clause 15 (Tax Gross Up and Indemnities) or Clause 16 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)	Each Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

The Parent shall promptly on demand pay to the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent, the Arrangers and the Issuing Bank in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.10 (Change of currency), the Parent shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement costs

The Parent shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

indemnifies each Finance Party immediately on first demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

20.2	Continuing guarantee

This guarantee is a continuing guarantee, a separate and independent obligation and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4	Waiver of defences

The obligations of the Guarantors under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

For the avoidance of doubt, this guarantee does not constitute a suretyship (cautionnement) as governed by article 2011 et seq. of the Luxembourg civil code.

20.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from a Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in a (market rate) interest-bearing suspense account any moneys received from the Guarantors or on account of the Guarantors’ liability under this Clause 20.

20.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other Guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

20.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement.

21.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

21.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 27 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

21.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets where such conflict is reasonably likely to have a Material Adverse Effect.

21.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

21.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect (or in each case will be when required).

21.6	Governing law and enforcement

(a)

The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation (except in relation to Class 3 Shipping Limited, those laws (i) which court considers to be procedural in nature, (ii) which are revenue or penal laws, or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda).

(b)

Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation (and in accordance with the provisions of the Judgements (Reciprocal Enforcement) Act 1958, in respect of Class 3 Shipping Limited).

21.7	Deduction of Tax

To the best of its knowledge and belief but without having made any enquiries, it is not required to make any deduction for or on account of Tax from any payment it may make:

(a)	under any Finance Document to a Bank if the Bank is a Qualifying Bank; and

(b)	pursuant to Clause 20 (Guarantee and Indemnity) to a Bank.

21.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

21.9	No default

(a)	No Default is continuing or would reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any member of the Group or to which its (or any member of the Group’s) assets are subject which would reasonably be expected to have a Material Adverse Effect.

21.10	Financial statements

(a)	Its most recent audited financial statements were prepared in accordance with GAAP consistently applied.

(b)

Its most recent audited financial statements fairly and accurately represent its financial condition and operations (consolidated in the case of the Parent) as at the end of and for the relevant financial year.

(c)

There has been no material adverse change in its assets, operations, business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

21.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other present and future unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.12	Environmental compliance

Except for those matters disclosed in writing to the Agent prior to the date of this Agreement and to the best of its knowledge and belief, each member of the Group has duly performed and observed all Environmental Laws and Environmental Permits in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

21.13	No proceedings pending or threatened

Except for those matters disclosed in writing to the Agent prior to the date of this Agreement no litigation, arbitration or administrative proceedings (including Environmental Claims) of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any member of the Group except, in the case of an Environmental Claim, where the relevant Obligor can satisfy the Agent that such claim is frivolous, of no substance or covered by insurance proceeds payable to it or the Group for application in respect of the relevant claim.

21.14	No misleading information

(a)

All written factual information supplied by it or on its behalf to any Finance Party in connection with the Finance Documents was true and accurate in all material respects as at the date it was provided or (if applicable) as at the date (if any) at which it is stated to be given;

(b)

any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date, on the basis of recent historical information and assumptions believed by it to be fair and reasonable; and

(c)

nothing has occurred or been omitted from the factual information referred to in paragraph (a) above and no information has been given or withheld that results in the factual information referred to in paragraph (a) above being untrue or misleading in any material respect.

21.15	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

The Parent shall procure delivery to the Agent in sufficient copies for all the Banks:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years:

(i)	the audited financial statements of each Borrower for that financial year; and

(ii)	the audited consolidated financial statements of the Parent for that financial year; and

(b)

as soon as the same become available, but in any event within 60 days after the end of each quarter of each of its financial years and within 90 days after the end of each of its financial years, the Parent’s consolidated unaudited quarterly financial statements (including cash flow statements) for that financial quarter.

22.2	Compliance Certificate

(a)

The Parent shall procure delivery to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(ii) or (b) of Clause 22.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the chief financial officer or an authorised signatory of the relevant Borrower or Parent.

22.3	Requirements as to financial statements

(a)

Each set of unaudited financial statements delivered by the Parent or a Borrower, as the case may be, pursuant to Clause 22.1 (Financial statements) shall be certified by a director or authorised officer of the relevant company as fairly and accurately representing its financial condition as at the date at which those financial statements were drawn up.

(b)

The Parent or the relevant Borrower, as the case may be, shall procure that each set of financial statements delivered pursuant to Clause 22.1(a) (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements (save for, in the case of the Parent, the audited financial statements delivered pursuant to Clause 22.1(a)(i) (Financial Statements), which shall be prepared using Luxembourg GAAP) unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and it delivers to the Agent:

(i)

a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements of the Parent or the relevant Borrower, as the case may be, were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Banks to determine whether Clause 23 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements of the Parent or the relevant Borrower, as the case may be.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)

If the Parent notifies the Agent of any change pursuant to paragraph (b) above, the Parent and the Agent (acting on the instructions of the Majority Banks) shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed, they shall take effect and be binding on each of the Parties in accordance with their terms.

22.4	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Banks, if the Agent so requests):

(a)	all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	the annual consolidated budget (including cash flow projections) for the Parent by no later than the start of its financial year;

(c)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group where such claim is: (i) reasonably likely to be adversely determined against such member of the Group and (ii) if so determined, is reasonably likely to have a Material Adverse Effect;

(d)

in respect of each of Acergy Shipping Limited and Class 3 Shipping Limited, unaudited management accounts (which will include an unaudited profit and loss account and balance sheet) in respect of each of its financial years, within 180 days after the end of each of its financial years; and

(e)

promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request, except to the extent that disclosure of the information would breach any law, regulation, stock exchange requirement or duty of confidentiality binding on the Parent or relevant member of the Group.

22.5	Notification of default

(a)	The Parent shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Agent (acting reasonably), the Parent shall supply to the Agent a certificate signed by two of its directors or authorised officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.6	Use of websites

(a)

The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Banks (the Website Banks) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Banks) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.

If any Bank (a Paper Form Bank) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall supply the information to the Agent (in sufficient copies for each Paper Form Bank) in paper form. In any event the Parent shall supply the Agent with at least one copy in paper form of any information required to be provided by it (other than information required to be delivered pursuant to Clause 22.1(a) (Financial statements).

(b)	The Agent shall supply each Website Bank with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Bank is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Bank may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall comply with any such request within ten Business Days.

22.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Agent or any Bank (or, in the case of paragraph (iii) above, any prospective new Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Bank) in order for the Agent, such Bank or, in the case of the event described in paragraph (iii) above, any prospective new Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Bank shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.	FINANCIAL COVENANTS

23.1	Financial Definitions

In this Clause:

Adjusted EBITDA means, in respect of any Relevant Period, EBITDA in respect of such Relevant Period:

(a)

plus, in the case of any company or business that has been acquired during such Relevant Period, the aggregate EBITDA attributable to such company or business for that part of such Relevant Period when it was not a member of the Group; and

(b)

less, in the case of a company or business which has been disposed of during such Relevant Period, the aggregate EBITDA attributable to such company or business for that part of such Relevant Period when it was a member of the Group.

Available Cash means:

(a)	cash in hand or on deposit at call or for periods up to 90 days with any bank or financial institution which is an Acceptable Bank;

(b)	securities issued or guaranteed by the UK government, the United States government or the government of any other G7 country or securities issued or guaranteed by the Norwegian or Dutch governments;

(c)

(i) marketable debt securities rated at least A-2 by Moody’s Investors Service, Inc. or A by Standard & Poor’s Rating Service (taken at their market value as at the time for calculation) and (ii) commercial paper rated at least A-1 by Standard & Poor’s Rating Service or P1 by Moody’s Investors Service, Inc.;

(d)	deposits made with the Commissioners of Inland Revenue in respect of which certificates of tax deposits have been issued by Her Majesty’s Treasury;

(e)	the face amounts of certificates of deposit issued by a bank or a building society rated at least A-2 by Moody’s Investors Service Inc. or A by Standard & Poor’s Rating Service;

(f)

money market funds rated, or held at an institution rated at least A-2 by Moody’s Investors Service, Inc. or A by Standard & Poor’s Rating Service (taken at their market value as at the time for calculation); and

(g)	any other instrument, security or investment approved in writing by the Majority Banks,

in each case, to the extent (i) denominated in any currencies freely convertible and freely transferable into the Base Currency and (ii) beneficially owned by a member of the Group (which, for the avoidance of doubt, shall not include any Notional JV Company or a Joint Venture), which is unencumbered by any Security and which is capable of being applied against Consolidated Net Borrowings.

Consolidated Net Borrowings means as at the end of each Relevant Period the aggregate amount of (a) all obligations of the Group for or in respect of Financial Indebtedness at such time, less (b) Available Cash at such time, but excluding:

(a)	any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness;

(b)	any such obligations to any other member of the Group; and

(c)	Financial Indebtedness of a Project Finance Subsidiary (excluding loans given by one member of the Group to that Project Finance Subsidiary).

For the avoidance of doubt, Consolidated Net Borrowings shall not include any obligations of a Notional JV Company or a Joint Venture in respect of Financial Indebtedness (as such entities are not members of the Group) except to the extent that the creditor of such Financial Indebtedness has any recourse whatsoever to a member of the Group for all or any part of that Financial Indebtedness.

Consolidated Net Interest means, in respect of any Relevant Period, the aggregate amount of all interest (including, without limitation, (a) the interest element of leasing and hire purchase payments in respect of any lease or hire purchase contract which would in accordance with the Applicable Accounting Principles be treated as a finance or capital lease and (b) amortisation of capitalised interest), commission, fees, discounts, premiums or charges and other finance payments paid or due and payable by the Group where such other finance payments are in accordance with Applicable Accounting Principles treated as “interest” less any interest received or receivable by any member of the Group on any deposit or bank account but excluding:

(a)	any such amounts in respect of Financial Indebtedness between one member of the Group and any other member of the Group;

(b)	any interest incurred by a Project Finance Subsidiary, Notional JV Company or Joint Venture except to the extent paid by a member of the Group; and

(c)	any professional fees and upfront fees payable in connection with the raising of Financial Indebtedness.

Consolidated Operating Profits means, in respect of any period, the total operating profit or loss for continuing operations of the Group (excluding any operating profits or losses of any Project Finance Subsidiary, Notional JV Company or Joint Venture but including any cash dividends received by the Group from such entities) all as calculated and interpreted in accordance with Applicable Accounting Principles and before:

(a)	any provision on account of taxation; and

(b)	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Financial Indebtedness.

EBITDA means, for any period, Consolidated Operating Profits in respect of such period, before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets during such period.

Net Worth means, as at any particular time, the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Parent (other than any shares which are expressed to be redeemable); and

(b)	the amount standing to the credit of the consolidated reserves of the Group, excluding any amount which is attributable to:

(i)	any Notional JV Company, Joint Venture or Project Finance Subsidiary;

(ii)	goodwill or other intangible assets;

(iii)	deferred taxation;

(iv)	minority interests;

(v)

the amount by which the net book value of any asset has been written up after the date of the Group’s latest financial statements (or, in the case of a person becoming a member of the Group after that date, the date on which that person became or becomes a member of the Group) by way of revaluation or on its transfer from one member of the Group to another; and

(vi)	any dividend or other distribution approved but not yet paid by the Parent;

(vii)	the fair valuation of any debt obligation; and

(viii)	exchange gains or losses arising on consolidation accounted for through the consolidated reserves of the Group.

Relevant Date means the last day of each quarter of each of the Parent’s financial years and the last day of each of its financial years.

Relevant Period means each period of twelve months ending on a Relevant Date.

23.2	Interpretation

(a)

Except as provided to the contrary in this Agreement, an accounting term used in this Clause 23 (Financial Covenants) is to be construed in accordance with the principles applied in connection with the Original Financial Statements including, without limitation, any reference to “Applicable Accounting Principles”.

(b)	No item must be credited or deducted more than once in any calculation under this Clause.

23.3	Covenants

(a)	The ratio of Consolidated Net Borrowings on each Relevant Date to Adjusted EBITDA for the Relevant Period ended on that Relevant Date shall be no greater than 3.0:1.0;

(b)	the ratio of Consolidated Operating Profit for each Relevant Period ended on a Relevant Date to Consolidated Net Interest for that Relevant Period shall be equal to or greater than 4.0:1.0; and

(c)	the ratio of Consolidated Net Borrowings to Net Worth on each Relevant Date shall be no greater than 1.0:1.0.

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly:

(a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b) supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

24.3	Negative pledge

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group, other than a Project Finance Subsidiary, will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group, other than a Project Finance Subsidiary, will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any security for costs provided by any member of the Group in order to enable it to continue with court proceedings which are being brought by it or being defended by it in good faith;

(iii)	any retention of title arrangement entered into by any member of the Group in the normal course of its trading activities on the counterparty’s standard or usual terms;

(iv)

any security arising by operation of law or which is otherwise incidental to the normal conduct of the business of the Parent or any other member of the Group, including security arising by operation of law over any vessels owned by a Group member in the ordinary course of business where the underlying claim, in each case, is not more than 60 days overdue;

(v)	any security created or outstanding with the prior written consent of the Majority Banks or created or outstanding pursuant to the terms of the Finance Documents;

(vi)	any security for Taxes either not yet assessed or, if assessed, not yet due or payable or which are contested;

(vii)	any security in the form of pre-emption rights in respect of the shares in any Notional JV Company, Joint Venture or any other person who is not a member of the Group;

(viii)

any security in favour of the Government of the Republic of Brazil over land, buildings and other assets in Brazil the value of which does not, in aggregate at any time, exceed US$1,000,000 (or its equivalent);

(ix)

any security created in the ordinary course of business over or in respect of motor vehicles, computers and other usual office equipment the value of which does not, in aggregate at any time, exceed US$2,000,000 (or its equivalent);

(x)

any security created by Class 3 Shipping Limited in favour of Sembawang Shipyard Pte Ltd pursuant to a deed of assignment and charge dated 12 January 2010 where the conditions for release of such security contained in that deed have not been satisfied;

(xi)

any security over or affecting any asset acquired by a member of the Group after the date of this Agreement if: (A) the security was not created in contemplation of the acquisition of that asset by a member of the Group; (B) the principal amount secured has not been increased in contemplation of, or since the acquisition of, that asset by a member of the Group; and (iii) that security is removed or discharged within 6 months of the date of acquisition of such asset;

(xii)

any security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the security is created prior to the date on which that company becomes a member of the Group, if: (A) the security was not created in contemplation of the acquisition of that company; (B) the principal amount secured has not increased in contemplation of or since the acquisition of that company; and (C) the security is removed or discharged within 6 months of that company becoming a member of the Group; and

(xiii)

in addition to any security subsisting pursuant to paragraphs (i) to (xii) above any other security, provided that the aggregate amount secured by all such security falling within this paragraph (xiii) does not at any time exceed US$20,000,000 (or its equivalent).

24.4	Subsea 7 Acquisition

(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) acquire (by way of share, asset or business purchase, merger or otherwise) all or any substantial part of the shares, securities, business, assets or undertaking of Subsea 7 Inc. a company incorporated in the Cayman Islands with registration number MC-115107.

(b)

Paragraph (a) above does not apply where the Majority Banks have approved that acquisition based on a prospectus prepared by the Parent and Subsea 7 Inc. which sets out in reasonable detail the proposed acquisition.

For the avoidance of doubt, this Clause 24.4 (Subsea 7 Acquisition) does not prohibit preparatory work relating to the proposed acquisition of Subsea 7 as contemplated by paragraph (b) above.

24.5	Disposals

(a)

No Obligor shall (and the Parent shall ensure that no other member of the Group, other than a Project Finance Subsidiary, will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of the whole or any part of the assets of the Group.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	the net proceeds of which are applied in prepayment and cancellation of the Facility or reinvested in the business within 12 months of the disposal;

(ii)	made in the ordinary and usual course of trade on arm’s length commercial terms;

(iii)	of assets in exchange for, or those replaced by, other assets comparable or superior as to type, value and quality;

(iv)	a disposal made by any member of the Group which is not an Obligor to another member of the Group other than a Project Finance Subsidiary;

(v)	a disposal made by an Obligor to another Obligor;

(vi)

a disposal made by an Obligor to another member of the Group which is not an Obligor (other than a Project Finance Subsidiary) (the Acquiring Company) provided that the aggregate amount transferred (net of the value of any assets transferred from a member of the Group which is not an Obligor to an Obligor) does not exceed US$20,000,000 (or its equivalent) in any financial year or, if in excess of that amount, the Acquiring Company simultaneously accedes to this Agreement as an Additional Guarantor in accordance with Clause 27.4 (Additional Guarantors);

(vii)	of cash for a purpose not prohibited under the Finance Documents;

(viii)	of obsolete assets not required for the operation of the businesses of the Group by any member of the Group;

(ix)	made with the prior written consent of the Majority Banks;

(x)	the making of a lawful distribution;

(xi)	any sale, lease, transfer or disposal which constitutes a Permitted Reorganisation; and

(xii)

any sale, lease, transfer or disposal not permitted under paragraphs (i) to (xi) above provided that the aggregate amount transferred (net of the value of any assets transferred from a member of the Group which is not an Obligor to an Obligor) does not exceed US$20,000,000 (or its equivalent) in any financial year.

24.6	Merger

No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction other than:

(a)	with the consent of the Majority Banks (such consent not to be unreasonably withheld or delayed);

(b)

with one or more other members of the Group (other than an Obligor or a Project Finance Subsidiary) on a solvent basis provided that if the merger involves an Obligor the surviving entity accedes as an Obligor in accordance with Clause 27.4 (Additional Guarantors); and

(c)	a Permitted Reorganisation.

24.7	Restriction on subsidiary indebtedness

No member of the Group (excluding any Obligor) will incur or have outstanding any Financial Indebtedness other than:

(a)	any Financial Indebtedness existing under or contemplated by the facilities set out in Schedule 10 (Existing Financial Indebtedness) as at on the date of this Agreement;

(b)	Financial Indebtedness created with the prior written consent of the Majority Banks or arising under the Finance Documents;

(c)	any Financial Indebtedness incurred by a member of the Group (other than a Project Finance Subsidiary) which is owed to:

(i)	any Notional JV Company or Joint Venture provided that such Financial Indebtedness does not exceed US$30,000,000 (or its equivalent) in aggregate; or

(ii)	another member of the Group (other than a Project Finance Subsidiary);

(d)	any Financial Indebtedness incurred by a Project Finance Subsidiary;

(e)

any Financial Indebtedness incurred by any company which becomes a member of the Group after the date of this Agreement, where such Financial Indebtedness is incurred prior to the date on which that company becomes a member of the Group, if: (i) the Financial Indebtedness was not incurred in contemplation of the acquisition of that company; (ii) the principal amount of such Financial Indebtedness has not been increased in contemplation of or since the acquisition of that company; and (iii) the Financial Indebtedness is repaid and cancelled within six months of that company becoming a member of the Group; and

(f)

in addition to any Financial Indebtedness subsisting pursuant to paragraphs (a) to (e) above, any Financial Indebtedness outstanding from time to time, provided that the maximum aggregate amount of all such indebtedness falling within this paragraph shall not at any time exceed US$50,000,000 (or its equivalent).

24.8	Loans

No member of the Group (excluding any Obligor) shall (and the Parent shall ensure that no other member of the Group will) make any loans or grant any credit or other financial accommodation (except as required by the Finance Documents) to or for the benefit of, or assume any liability of, any other person (together Loans Out), other than:

(a)	any Loans Out existing at the date of the Agreement;

(b)	any Loans Out granted in the ordinary course of trade;

(c)

any Loans Out given by one member of the Group (other than a Project Finance Subsidiary) to another member of the Group (where that person is permitted to incur that Financial Indebtedness under paragraphs (b) or (c) of Clause 24.7 (Restriction on subsidiary indebtedness)) or to a Notional JV Company or Joint Venture; and

(d)	any Loans Out given to an employee of a member of the Group provided the aggregate amount of all such loans shall not exceed US$3,000,000 (or its equivalent).

24.9	Guarantees

No member of the Group (excluding any Obligor) shall (and the Parent shall ensure that no other member of the Group will) grant any guarantees other than any guarantee:

(a)	existing at the date of this Agreement;

(b)	granted in the ordinary course of trade;

(c)

in respect of Financial Indebtedness of another member of the Group (other than a Project Finance Subsidiary) (where that Financial Indebtedness is permitted to be incurred by that person under paragraphs (b), (c) or (e) of Clause 24.7 (Restriction on subsidiary indebtedness)) or a Notional JV Company or Joint Venture; and

(d)	not permitted under paragraphs (a) to (c) above where the aggregate amount guaranteed does not exceed US$50,000,000 (or its equivalent) at any time.

24.10	Insurance

Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as, in the judgement of the Parent (acting reasonably), the Group is required to maintain in order for it to carry on its business.

24.11	Pari passu

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

24.12	Hedging

The Parent shall implement a hedging policy in accordance with the Group’s Treasury Policy.

24.13	Listing

The Parent shall maintain a listing on the Oslo Stock Exchange or any stock exchange on the FSA Register of recognised and designated investment exchanges or any other stock exchange acceptable to the Agent acting on the instructions of the Majority Banks.

24.14	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of any Obligor or the Group from that carried on at the date of this Agreement (except as a result of a permitted disposal) but this shall not prevent:

(a)	any member of the Group engaging in any business which is ancillary or related to the business of the Parent or the Group; or

(b)

any member of the Group acquiring ownership interests in any other member of the Group (whether as a result of any reorganisation of the Group or otherwise) provided that any acquisition of ownership interests in the Parent (other than an acquisition by the Parent of its own shares under a share buyback arrangement) must constitute a Permitted Reorganisation.

24.15	Acquisitions

(a)

Except as permitted under paragraph (b) below, no Obligor shall acquire a company or any shares or securities or a business or undertaking or the whole or substantially the whole of the assets of any person (or, in each case, any interest in any of them).

(b)	Paragraph (a) above does not apply to:

(i)	an acquisition permitted under Clause 24.4 (Subsea 7 Acquisition);

(ii)	any acquisition where 50 per cent. or more of the aggregate consideration (including associated costs and expenses) for that acquisition is financed from an equity issue; and

(iii)	any acquisition which does not constitute a Class 1 Transaction as defined in Chapter 10 of the UK Listing Rules (or its equivalent in any other jurisdiction).

24.16	Conditions subsequent

The Parent must:

(a)	within 35 days of the date of this Agreement (or such other period as it may agree with the Issuing Bank):

(i)

enter into a side letter with the Issuing Bank (the Side Letter) confirming, among other things, the survival of ongoing obligations of the Parent (including obligations in respect of Clauses 7.2 (Fee payable in respect of Guarantees), 7.4 (Indemnities), 22.1 (Financial statements), 22.4 (Information: Miscellaneous), 22.7 (“Know your customer” checks), 26.8 (Disclosure of information), 26.9 (Confidentiality) and such other provisions as agreed between the Issuing Bank and the Parent) in respect of any Guarantees and cash cover arrangement in existence on or after the Termination Date;

(ii)

open a bank account in England in the name of the Parent (the Cash Collateral Account) over which the Issuing Bank shall have sole signing rights, paying a nominal amount into such account at the time of its establishment;

(iii)	enter into a security agreement in respect of the Cash Collateral Account in form and substance satisfactory to the Issuing Bank (the Account Security Agreement);

(iv)

deliver to the Issuing Bank a resolution of the board of directors of the Parent approving the terms of, and the transactions contemplated by, the Side Letter and the Account Security Agreement and authorising a specified person or persons to enter into the Side Letter and the Account Security Agreement, together with supporting legal opinions in relation to the Side Letter and the Account Security Agreement, in each case, in form and substance satisfactory to the Issuing Bank; and

(b)	within 60 days of the date of this Agreement, deliver to the Agent evidence in form and substance satisfactory to the Agent that the Historical Security has been removed from any relevant register.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 25 (other than Clause 25.14 (Acceleration)) is an Event of Default.

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

25.2	Financial covenants

Any requirement of Clause 23 (Financial Covenants) is not satisfied.

25.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Agent giving notice to the relevant Obligor or the relevant Obligor becoming aware of the failure to comply.

25.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, if capable of remedy, in the reasonable opinion of the Agent, is not remedied within 10 Business Days of the Agent giving notice to the relevant Obligor or the relevant Obligor becoming aware of the misrepresentation.

25.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group (other than a Project Finance Subsidiary) is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$10,000,000 (or its equivalent).

25.6	Insolvency

(a)

Any Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor or any Material Subsidiary.

25.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Material Subsidiary other than:

(i)	a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor;

(ii)	in respect of a winding up petition or any frivolous or vexatious action which is discharged within 28 days;

(b)	by reason of financial difficulties a composition, compromise, assignment or arrangement with any creditor of any Obligor or any Material Subsidiary;

(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any Material Subsidiary or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor or any Material Subsidiary having an aggregate value of US$5,000,000 or more (or its equivalent),

or any analogous procedure or step is taken in any jurisdiction.

25.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor or any Material Subsidiary having a Material Adverse Effect.

25.9	Cessation of Business

A Group Member suspends or ceases (or threatens to suspend or cease) to carry on its business, where such suspension or cessation has a Material Adverse Effect.

25.10	Qualification of financial statements

The Parent’s auditors adversely qualify their report on any financial statements delivered to the Agent, in a manner which is material in the context of the Finance Documents.

25.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

25.12	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

25.13	Material adverse change

An event occurs which has or could reasonably be expected to have a material adverse effect on the ability of the Obligors to satisfy their payment obligations under the Finance Documents.

25.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Parent:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)

declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Banks; and/or

(d)	declare that full cash cover in respect of each Guarantee is immediately due and payable whereupon it shall become immediately due and payable

26.	CHANGES TO THE BANKS

26.1	Assignments and transfers by the Banks

Subject to this Clause 26, a Bank (the Existing Bank) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Bank).

The Parent expressly accepts and confirms for the purposes of article 1281 of the Luxembourg civil code that, notwithstanding any assignment, transfer and/or novation made pursuant to this Agreement, the guarantee given by it guarantees all obligations of the Borrowers (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and shall be preserved for the benefit of any New Bank.

26.2	Conditions of assignment or transfer

(a)

The consent of the Parent is required for an assignment or transfer by an Existing Bank, unless the assignment or transfer is to another Bank or an Affiliate of a Bank or an Event of Default has occurred and is continuing.

(b)

The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent five Business Days after the Existing Bank has requested it unless consent is expressly refused by the Parent within that time. The consent of the Parent to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase in Mandatory Cost.

(c)

The consent of the Issuing Bank is required for any assignment or transfer of any Bank’s rights and obligations under this Agreement. The consent of the Issuing Bank must not be unreasonably withheld or delayed. The Issuing Bank will be deemed to have given its consent five Business Days after the Existing Bank has requested it unless consent is expressly refused by the Issuing Bank within that time.

(d)	An assignment will only be effective on:

(i)

receipt by the Agent of written confirmation from the New Bank (in form and substance satisfactory to the Agent) that the New Bank will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Bank; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Bank, the completion of which the Agent shall promptly notify to the Existing Bank and the New Bank.

(e)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Bank or Bank acting through its new Facility Office under Clause 15 (Tax Gross Up and Indemnities) or Clause 16.1 (Increased costs), then the New Bank or Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Bank or Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.3	Assignment or transfer fee

The New Bank shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$3,000.

26.4	Limitation of responsibility of Existing Banks

(a)	Unless expressly agreed to the contrary, an Existing Bank makes no representation or warranty and assumes no responsibility to a New Bank for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Bank to:

(i)	accept a re-transfer from a New Bank of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Bank and the New Bank. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Bank and the New Bank once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Bank.

(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Bank seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)

each of the Obligors and the New Bank shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Bank have assumed and/or acquired the same in place of that Obligor and the Existing Bank;

(iii)

the Agent, the Arrangers, the Issuing Bank, the New Bank and other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Bank been an Original Bank with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Issuing Bank and the Existing Bank shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Bank shall become a Party as a Bank.

26.6	Copy of Transfer Certificate to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Parent a copy of that Transfer Certificate.

26.7	Security over Banks’ rights

In addition to the other rights provided to Banks under this Clause 26, each Bank may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Bank including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank, governmental authority, agency or department including HM Treasury; and

(b)

in the case of any Bank which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Bank as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Bank as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Bank under the Finance Documents.

26.8	Disclosure of information

Any Bank may disclose to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners, Representatives and any other person:

(a)

to (or through) whom that Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement for the purpose of that actual or potential assignment or transfer;

(b)

with (or through) whom that Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor for the purpose of that actual or potential sub-participation or transaction;

(c)	to its professional advisers;

(d)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(e)	to whom or for whose benefit that Bank charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.7 (Security over Banks’ rights),

any information about any Obligor, the Group and the Finance Documents as that Bank shall consider appropriate.

26.9	Confidentiality

Each Finance Party undertakes with each Obligor:

(a)

to keep confidential and not to disclose to anyone any information (including any projections) relating to the Group, any member of the Group or any Finance Document, in whatever form, and including information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information except:

(i)	for any information lawfully obtained from any other source, or that is or becomes public knowledge, other than as a direct or indirect result of any breach of any obligation of confidentiality; or

(ii)	as permitted by Clause 26.8 (Disclosure of Information);

(b)	to ensure that such information is protected with security measures and a degree of care that would apply to that Finance Party’s own confidential information;

(c)	to use that information only for the purpose of, or as permitted by, the Finance Documents; and

(d)

to use all reasonable endeavours to ensure that any person to whom that Finance Party passes any such information (unless disclosed under sub-paragraph (d) of Clause 26.8 (Disclosure of information) acknowledges and complies with the provisions of this Clause 26.9 as if that person were also bound by it.

27.	CHANGES TO THE OBLIGORS

27.1	Assignments and transfer by Obligors

(a)	Subject to paragraph (b) below, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

(b)	A Borrower may transfer all or part of its rights and obligations to another member of the Group (excluding for the purposes of this clause an existing Borrower) (the New Borrower) provided that:

(i)	such transfer is on terms acceptable to all of the Banks;

(ii)	the New Borrower is incorporated in a jurisdiction approved by each of the Banks; and

(iii)	the New Borrower simultaneously accedes to the Facility Agreement as an Additional Guarantor in accordance with Clause 27.4 (Additional Guarantors).

27.2	Additional Borrowers

(a)

Subject to compliance with the provisions of Clause 22.7 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Banks approve the addition of that Subsidiary;

(ii)	the Subsidiary delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Parent confirms that no Event of Default is outstanding or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)

the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Banks promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

27.3	Resignation of a Borrower

(a)	The Parent may request that a Borrower (other than the Parent) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Banks of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case); and

(ii)	that Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

27.4	Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.7 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Parent delivers to the Agent a duly completed and executed Accession Letter; and

(ii)

the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Parent and the Banks promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

27.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.6	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Banks of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case); and

(ii)	all the Banks have consented to the Parent’s request.

28.	ROLE OF THE AGENT, ARRANGERS AND ISSUING BANK

28.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(f)

The Agent shall provide to the Parent within 5 Business Days of a request by the Parent (but no more frequently than once per quarter), a list (which may be in electronic form) setting out the names of the Banks as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Bank for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Bank to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Bank for any payment to be distributed by the Agent to that Bank under the Finance Documents.

28.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arrangers or the Issuing Bank as a trustee or fiduciary of any other person.

(b)	Neither the Agent, the Arrangers nor the Issuing Bank shall be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group

The Agent, the Arrangers and the Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.6	Rights and discretions of the Agent and Issuing Bank

(a)	The Agent and Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Banks) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Banks has not been exercised; and

(iii)	any notice or request made by a Borrower (other than an Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent and the Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent and the Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon request of the Parent or the Majority Banks.

(g)

The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Bank or the identity of such Bank for the purpose of paragraph (a)(ii) of Clause 13.2 (Market disruption).

(h)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.7	Majority Banks’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Banks (or, if so instructed by the Majority Banks, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Banks.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Banks will be binding on all the Finance Parties.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Banks (or, if appropriate, the Banks) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Banks, (or, if appropriate, the Banks) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Banks.

(e)	The Agent is not authorised to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.8	Responsibility for documentation

Neither the Agent, the Arrangers nor the Issuing Bank:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Issuing Bank, an Obligor or any other person given in or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

28.9	Exclusion of liability

(a)

Without limiting paragraph (b) or (c) below (and without prejudice to the provisions of paragraph (e) of Clause 31.11 (Disruption to Payment Systems etc.), neither the Agent nor the Issuing Bank will be liable (including, without limitation, for negligence or any other category of liability whatsoever)

for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(c)

No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

(d)

Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

28.10	Banks’ indemnity to the Agent

(a)

Each Bank shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

The Parent shall, within three Business Days of demand, indemnify each Bank against any cost, loss or liability incurred by that Bank (otherwise than by reason of that Bank’s gross negligence or wilful misconduct) as a result of that Bank’s obligation to indemnify the Agent under Clause 31.11 (Disruption to Payment Systems etc.).

28.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Parent.

(b)

Alternatively the Agent may resign by giving notice to the other Finance Parties and the Parent, in which case the Majority Banks (with the consent of the Parent, such consent not to be unreasonably withheld or delayed) may appoint a successor Agent.

(c)

If the Majority Banks have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (with the consent of the Parent, such consent not to be unreasonably withheld or delayed) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.12	Replacement of the Agent

(a)

After consultation with the Parent, the Majority Banks may, by notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Banks) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Banks) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Banks to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.13	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.14	Relationship with the Banks

(a)

The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Bank to the contrary in accordance with the terms of this Agreement.

(b)	Each Bank shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

28.15	Credit appraisal by the Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms to the Agent, the Arrangers and the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (with the consent of the Parent, such consent not to be unreasonably withheld or delayed) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

28.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.6 (Partial payments).

30.3	Recovering Finance Party’s rights

(a)

On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Bank for the amount so reimbursed.

30.5	Exceptions

(a)

This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Bank any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)

On each date on which an Obligor or a Bank is required to make a payment under a Finance Document, that Obligor or Bank shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Bank, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Bank which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Bank making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 28.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 31.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 31.2 (Distributions by the Agent).

31.6	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Arrangers and the Issuing Bank under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clauses 7.3 (Claims under a Guarantee) and 7.4 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Banks, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off (including, for the purposes of Luxembourg law, legal set-off) or counterclaim.

31.8	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (acting reasonably and after consultation with the Parent); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably and after consultation with the Parent).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify that Obligor of any set-off or conversion.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

Address:	Acergy Treasury Limited
200 Hammersmith Road
London
W6 7DL
England

Fax:	+44 20 8210 5501

Email:	group.treasury@acergy-group.com

Attention:	Group Treasurer

(b)	in the case of the Parent:

Address:	Acergy S.A.
412F
Route d’Esch
L-2086 Luxembourg

Fax:	+44 352 46 61 112701

Attention:	General Counsel

With a copy to:
Acergy M.S. Limited
200 Hammersmith Road
London
W6 7DL
England

Fax:	+44 20 8210 5501

Attention:	General Counsel

(c)	in the case of each Bank or any Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Issuing Bank:

Nordea Bank Finland plc, London Branch

Trade Finance

8th Floor City place House

55 Basinghall Street

London

EC2V 5NB

Fax:	+44 20 7726 9102

Attention:	Mike Sheppard / Paul Bernard

(e)	In the case of the Agent:

ING Bank N.V.

Agency Desk

P.O. Box 1800

Location code AMP.D.02.007

1000 BV Amsterdam

The Netherlands

Fax:	+31 (20) 5658226

Email:	Agency.Services.ams@ingbank.com

Attention:	Martin Preuss / Hans van Alebeek

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

33.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

33.6	Electronic communication

(a)

Any communication to be made between the Agent and a Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Agent and a Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

33.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)

Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Banks and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

37.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Banks” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount or by which any Guarantee may be issued under the Finance Documents;

(iii)	a reduction in the Margin and/or any Guarantee Fee or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Banks;

(vi)	the release of an Obligor from any guarantee given under any Finance Document otherwise than in accordance with the express terms of that Finance Document;

(vii)	Clause 2.4 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Banks) or this Clause 37 (Amendments and Waivers); or

(viii)	any change of the currency in which any amount is payable under or pursuant to any Finance Document,

shall not be made without the prior consent of all the Banks.

(b)

An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers or the Issuing Bank may not be effected without the consent of the respective Agent, the Arrangers or Issuing Bank.

37.3	Disenfranchisement of Defaulting Lenders

(a)

For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Banks or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 37.3, the Agent may assume that the following Banks are Defaulting Lenders:

(i)	any Bank which has notified the Agent that it has become a Defaulting Lender;

(ii)

any Bank in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred and in the case of the events or circumstances referred to in paragraph (a) of the definition of Defaulting Lender none of the exceptions to that paragraph apply, unless it has received notice to the contrary from the Bank concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Bank has ceased to be a Defaulting Lender.

37.4	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Bank has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Bank:

(i)	replace such Bank by requiring such Bank to (and such Bank shall) transfer pursuant to Clause 26 (Changes to the Banks) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Bank to (and such Bank shall) transfer pursuant to Clause 26 (Changes to the Banks) all (and not part only) of the undrawn Revolving Commitment of the Bank; or

(iii)	require such Bank to (and such Bank shall) transfer pursuant to 26 (Changes to the Banks) all (and not part only) of its rights and obligations in respect of the Revolving Facility,

to a Bank or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Parent, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and (in the case of any transfer of a Revolving Facility Commitment) to the Issuing Bank, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Bank (including the assumption of the transferring Bank’s participations or unfunded participations (as the case may be) on the same basis as the transferring Bank) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Bank’s participation in the outstanding Utilisations and all accrued interest and/or Margin, Guarantee Fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 5 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

37.5	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Guarantor:

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PARTIES

PART 1

THE OBLIGORS

The Original Borrowers

Name of Borrower	Registration number (or equivalent, if any)

Acergy Treasury Limited	00974791 (England)

Acergy S.A.	R.C.S. Luxembourg B.43172

The Original Guarantors

Name of Guarantor	Registration number (or equivalent, if any)

Acergy S.A.	R.C.S. Luxembourg B.43172

Acergy Treasury Limited	00974791 (England)

Acergy Shipping Limited	062044C ( Isle of Man)

Class 3 Shipping Limited	27529 (Bermuda)

PART 2

THE ORIGINAL BANKS

Name of Original Bank	Commitment (US$)	Title

DnB NOR Bank ASA	120,000,000	Bookrunner, Arranger and Mandated Lead Arranger

ING Bank N.V.	120,000,000	Bookrunner, Arranger and Mandated Lead Arranger

Lloyds TSB Bank plc	120,000,000	Bookrunner and Mandated Lead Arranger

Nordea Bank Finland Plc, London Branch	120,000,000	Bookrunner and Mandated Lead Arranger

ABN AMRO Bank N.V.	80,000,000	Mandated Lead Arranger

Barclays Bank PLC	80,000,000	Mandated Lead Arranger

Credit Agricole Corporate & Investment Bank	80,000,000	Mandated Lead Arranger

HSBC Bank plc	80,000,000	Mandated Lead Arranger

Natixis	80,000,000	Mandated Lead Arranger

DBS Bank Ltd, London Branch	40,000,000	Lead Arranger

NIBC Bank N.V.	40,000,000	Lead Arranger

Swedbank AB (publ)	40,000,000	Lead Arranger

Total	1,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

TO BE DELIVERED BEFORE THE FIRST UTILISATION REQUEST

1.	Original Obligors

(a)	A copy of the up-to-date constitutional documents / articles of incorporation (as applicable) of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A copy of the resolution of the member of Acergy Shipping Limited approving its entry into the Finance Documents to which it is a party.

(e)	A certificate of an authorised signatory of each Obligor:

(i)	confirming that borrowing or guaranteeing the Total Commitments in full would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded; and

(ii)	certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	An up-to-date excerpt from the Luxembourg trade and companies register in relation to the Parent.

(g)	A negative certificate from the Luxembourg Register of Commerce and Companies in relation to the Parent.

2.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, legal advisers to the Arrangers and the Agent in England, substantially in the form distributed to the Original Banks prior to signing this Agreement.

(b)

A legal opinion of Allen & Overy LLP (Luxembourg), legal advisers to the Arrangers and the Agent in Luxembourg, substantially in the form distributed to the Original Banks prior to signing this Agreement.

(c)	A legal opinion of Cains, legal advisers to the Arrangers and the Agent in the Isle of Man.

(d)	A legal opinion of Appleby, legal advisers to the Arrangers and the Agent in Bermuda.

3.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 36.2 (Service of process), if not an Obligor, has accepted its appointment.

(b)

A copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements of each Obligor (other than Acergy Shipping Limited and Class 3 Shipping Limited).

(d)	Each Finance Document duly executed on behalf of each Obligor party thereto.

(e)	Evidence that each of the Existing Facilities will be repaid and cancelled in full on or before the first Utilisation Date.

(f)	Evidence that the Undertaking to Pay has been or will be issued on or before the first Utilisation Date.

(g)	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 14 (Fees) and Clause 19 (Costs and expenses) have been paid or will be paid by the first Issue Date.

(h)	Such documentation and other evidence as Banks may reasonably request for the purpose of complying with “know your customer” checks.

PART 2

FOR AN ADDITIONAL OBLIGOR

1.	Corporate documentation

(a)	An Accession Letter, duly entered into by the Parent and the Additional Obligor.

(b)	A copy of the up-to-date constitutional documents / articles of incorporation (as applicable) of the Additional Obligor.

(c)	A copy of a resolution of the board of directors of the Additional Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter to which it is a party and resolving that it execute the Accession Letter to which it is a party;

(ii)	authorising a specified person or persons to execute the Accession Letter to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	A certificate of an authorised signatory of the Additional Obligor:

(i)	confirming that borrowing or guaranteeing the Total Commitments in full would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded; and

(ii)	certifying that each copy document relating to it specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

(f)	An up-to-date excerpt from the Luxembourg trade and companies register in relation to an Additional Obligor incorporated in Luxembourg.

(g)	A solvency certificate issued by an Additional Obligor incorporated in Luxembourg.

2.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, legal advisers to the Arrangers and the Agent in England, addressed to the Finance Parties.

(b)	If the Additional Obligor is incorporated in a jurisdiction other than England & Wales, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

3.	Other documents and evidence

(a)	Evidence that any process agent of the Additional Obligor, if not an Obligor, has accepted its appointment.

(b)

A copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements of the Additional Obligor.

(d)	Evidence that the fees, costs and expenses then due from the Parent in respect of the Accession Letter have been paid.

(e)	Such documentation and other evidence as Banks may reasonably request for the purpose of complying with “know your customer” checks.

SCHEDULE 3

UTILISATION REQUEST

PART 1

LOANS

From:	[Acergy Treasury Limited] [Acergy S.A.]

To:	ING Bank N.V.

Att:	Credit Administration

Dated: [                    ]

Dear Sirs

Acergy Treasury Limited – US$1,000,000,000 Revolving Credit and Guarantee Facility Agreement

dated [●] 2010 (the Agreement)

1.

We refer to the Agreement. This is a Utilisation Request for a Loan. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[ ]
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]
[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[Acergy Treasury Limited] [Acergy S.A.]

PART 2

GUARANTEES

From:	Acergy Treasury Limited
To:	ING Bank N.V. (as Agent) and [Nordea Bank Finland Plc, London Branch] (as Issuing Bank)
Att:	Credit Administration / [—]

Acergy Treasury Limited – US$1,000,000,000 Revolving Credit and Guarantee Facility Agreement

dated [—] 2010 (the Agreement)

1.

We refer to the Agreement. This is a Utilisation Request for a Guarantee. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to request that a Guarantee is issued on the following terms:

(a)	Type of Guarantee	[Financial Guarantee]/[Performance Guarantee].

(b)	Wording of Guarantee	In the form of the attached Guarantee or as otherwise agreed in writing between the relevant Borrower and the Issuing Bank. [Bank Guarantees in excess of USD 10,000,000 to be approved by the Issuing Bank and the Agent acting on behalf of the Majority Banks].

(c)	Delivery instructions	[ ] (e.g. Guarantee beneficiary, Borrower, etc.)

(d)	Amount	[ ] (In figures, words and currency)

(e)	Name and address of beneficiary:	[ ]

(f)	(i) Start date:	[ ]
	(ii) Period of Guarantee:	[ ]
	(iii) Expiry Date	[ ]

(g)	Details of Tender/Order/Contract: Date: Reference Number: Brief description of services: Applicable reduction: Extension period:	[ ] [ ] [ ] [ ] [ ]

3.	We confirm that each condition specified in clause 4.2 (Further conditions precedents) is satisfied on the date of this Utilisation Request.

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[Acergy Treasury Limited]/[Acergy S.A.]

SCHEDULE 4

MANDATORY COST FORMULAE

1.

The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3.

The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 11.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the

Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

Fees Rules means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.

Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each	Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.

The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.

The Agent may from time to time, after consultation with the Parent and the Banks, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	ING BANK N.V. as Agent

•	From: [The Existing Bank] (the Existing Bank) and [The New Bank] (the New Bank)

Dated: [                    ]

Acergy Treasury Limited – US$1,000,000,000 Revolving Credit and Guarantee Facility Agreement

dated [—] 2010 (the Agreement)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.5 (Procedure for transfer):

(a)

The Existing Bank and the New Bank agree to the Existing Bank transferring to the New Bank by novation all or part of the Existing Bank’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Bank for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Bank expressly acknowledges the limitations on the Existing Bank’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Banks).

[4.]	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5.]	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

Guarantee Commitment	[ ]

Guarantee Participation	[ ]

[Existing Bank]	[New Bank]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

ING BANK N.V.

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	ING BANK N.V. as Agent
From:	[Borrower]
Dated: [ ]

Dear Sirs

Acergy Treasury Limited – US$1,000,000,000 Revolving Credit and Guarantee Facility Agreement

dated [—] 2010 (the Agreement)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We further certify that, as at [insert date] or, as the case may be, for the financial year ended on that date:

(a)	the required ratio of Consolidated Net Borrowings to Adjusted EBITDA under clause 23.3.(a) for the Relevant Period ended on [date] is [3.0:1.0];

(b)

the required ratio of Consolidated Operating Profit to Consolidated Net Interest under clause 23.2.(b) for the Relevant Period ended on [date] is for the Relevant Period ended on [date] is [4.0:1.0]; and

(c)	the required ratio of Consolidated Net Borrowings to Net Worth under clause 23.3.(c) on [date] is [1.0:1.0].

3.	[We confirm that no Default is continuing.]*

Signed:
Chief Financial Officer/Authorised signatory of [Borrower]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7

TIMETABLE

Delivery of a duly completed Utilisation Request for a Loan (Clause 5.1 ( Delivery of a Utilisation Request)	9 a.m. CET U-4

Delivery of a duly completed Utilisation Request for a Guarantee (Clause 6.1 (Delivery of a Utilisation Request for Guarantees):

(a) where the amount of the Guarantee is US$10,000,000 or less	9 a.m. CET U-4

(b) where the amount of the Guarantee exceeds US$10,000,000	9 a.m. CET U-5

Delivery of a duly completed Renewal Request for a Guarantee (Clause 6.6 (Renewal of a Guarantee)):

(a) where the amount of the Guarantee is US$10,000,000 or less	9 a.m. CET U-4

(b) where the amount of the Guarantee exceeds US$10,000,000	9 a.m. CET U-5

Agent notifies the Banks of the Loan in accordance with Clause 5.4 (Banks’ participation) or, in the case of a Guarantee, in accordance with Clause 6.5 (Issue of Guarantees) or Clause 6.6 (Renewal of Guarantee), as the case may be

12 p.m. CET U-3

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Utilisation, if required under Clause 5.4 (Banks’ participation), Clause 6.5 (Issue of Guarantees) and Clause 6.6 (Renewal of a Guarantee) and notifies the Banks

12 p.m CET U-3

Agent receives a notification from a Bank under Clause 8.2 (Unavailiabilty of a currency)	10 a.m. CET U-2

Agent gives notice in accordance with Clause 8.2 (Unavailiabilty of a currency)	11 a.m. CET U-2

LIBOR or EURIBOR is fixed	Quotation Day as of 11.00 a.m. CET (for

EURIBOR) and 11:00a.m. GMT (for LIBOR)

Where:

U= Utilisation Date

The number indicates the number of Business Days prior to the Utilisation Date that an action is due

SCHEDULE 8

FORM OF ACCESSION LETTER

To:	[AGENT] as Agent

From:	ACERGY S.A. and [Proposed Guarantor]

Date:	[ ]

ACERGY TREASURY LIMITED – US$1,000,000,000 Credit Agreement dated [            ], 2010 (the Agreement)

We refer to the Agreement. This is an Accession Letter.

[Name of company] of [address/registered office] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor.

[This Accession Agreement is intended to take effect as a deed.]

This Accession Agreement is governed by English law.

ACERGY S.A.

By:

Title:

[PROPOSED GUARANTOR]

By:

SCHEDULE 9

HISTORICAL SECURITY

Acergy Shipping Limited:

1.	First Preferred Panamanian Fleet Mortgage, dated 09/11/04, in favour of DnB NOR Bank ASA.

Class 3 Shipping Limited:

1.	First Preferred Ship Mortgage, dated 11.07.2002, over the Vessel DLB 801 in favour of Nordea Bank Norge ASA, Grand Cayman Branch;

2.	First Preferred Ship Mortgage, dated 11.07.2002, over the Vessel Seaway Polaris in favour of Nordea Bank Norge ASA, Grand Cayman Branch;

3.	Deed of Assignment, dated 11.07.2002, of the insurances relating to Vessel DLB 801, in favour of Nordea Bank Norge ASA, Grand Cayman Branch;

4.	Deed of Assignment, dated 11.07.2002, of the insurances relating to Vessel Seaway Polaris, in favour of Nordea Bank Norge ASA, Grand Cayman Branch;

5.	Assignment of Receivables, dated 08.11.2004, in favour of DnB NOR Bank ASA, New York Branch;

6.	First Preferred Panamanian Fleet Mortgage, dated 08.11.2004, over the vessels Seaway Polaris and LB200 (subsequently renamed Acergy Piper) in favour of DnB NOR Bank ASA, New York Branch;

7.	Deed of Assignment, dated 08.11.2004, of the insurances relating to Vessel Seaway Polaris in favour of DnB NOR Bank ASA, New York Branch; and

8.	Deed of Assignment, dated 08.11.2004, of the insurances relating to Vessel LB200 (subsequently renamed Acergy Piper) in favour of DnB NOR Bank ASA, New York Branch.

SCHEDULE 10

EXISTING FINANCIAL INDEBTEDNESS

1.	A SGD 1,000,000 facility agreement between DnB NOR Bank ASA (Singapore Branch) and Acergy Singapore Pte Ltd;

2.	A NOK 30,000,000 facility agreement between DnB NOR Bank ASA and Acergy Norway AS; and

3.	A BRL 38,000,000 facility agreement between HSBC Bank Brasil SA and Acergy Brasil SA.

SIGNATORIES

Company

ACERGY TREASURY LIMITED

By:	/s/ M. de Rhune

Parent

ACERGY S.A.

By:	/s/ B Salt

Title:

Borrowers

ACERGY TREASURY LIMITED

By:	/s/ M de Rhune

ACERGY S.A.

By:	/s/ B Salt

Title:

Guarantors

ACERGY S.A.

By:	/s/ B Salt

Title:

ACERGY TREASURY LIMITED

By:	/s/ M de Rhune

ACERGY SHIPPING LIMITED

By:	/s/ M de Rhune

CLASS 3 SHIPPING LIMITED

By:	/s/ B Salt

Arrangers

DNB NOR BANK ASA

By:	/s/ M Piene

ING BANK N.V.

By:	/s/ C A Goodhuis

Banks	/s/ E P NederKoorn

ABN AMRO BANK N.V.

By:	/s/ M M Messer

/s/ M N Hoogeveen

BARCLAYS BANK PLC

By:	/s/ J Wilson

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ T Buonet

/s/ P Le Prado

DBS BANK LTD, LONDON BRANCH

By:	/s/ S Boyd

DNB NOR BANK ASA

By:	/s/ M. Piene

HSBC BANK PLC

By:	/s/ D Stent

ING BANK N.V.

By:	/s/ C A Goodhuis

/s/ E P Nederkoorn

LLOYDS TSB BANK PLC

By:	/s/ A Geddes

NATIXIS

By:	/s/ Jean-Etienne L

/s/ M Jay

NIBC BANK N.V.

By:	/s/ A Hendriksen

/s/ W A Van Wijngaarden

NORDEA BANK FINLAND PLC, LONDON BRANCH

By:	/s/ M Sheppard

/s/ M F Ristredt

SWEDBANK AB (publ)

By:	/s/ J Erland

Issuing Bank

NORDEA BANK FINLAND PLC LONDON BRANCH

By:	/s/ M Sheppard

/s/ M F Ristredt

Agent

ING BANK N.V.

By:	/s/ C A Goodhuis

/s/ E P Nederkoorn